Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ovid Therapeutics Inc.

We consent to the use of our report dated March 29, 2018, with respect to the balance sheets of Ovid Therapeutics Inc. as of December 31, 2017 and 2016, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2017, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, NY

June 1, 2018